Exhibit 99.1

Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
CollaGenex Pharmaceuticals, Inc.	Financial Dynamics
215-579-7388	212-850-5606 / 212-850-5614

CollaGenex Pharmaceuticals Reports Financial Results for the
Fourth Quarter and Year 2006

- - -

2006 Total Revenues were $26.4 Million, Including $11.9 Million in Oracea Net Sales

NEWTOWN, PA — March 6, 2007 — CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today reported financial results for the fourth quarter and year ended December 31, 2006.

Net revenues were $13.2 million in the fourth quarter of 2006, including $9.7 million in net sales of Oracea(TM), compared to net revenues of $3.0 million in the fourth quarter of 2005, which included no sales of Oracea. Oracea, the Company’s flagship dermatology product for the systemic treatment of rosacea, was approved by the FDA in May 2006 as the first systemic drug for the treatment of rosacea and launched to the dermatology community in July 2006.

In accordance with the Company’s revenue recognition policy for new product launches, Oracea sales during the third quarter of 2006 were recognized on the basis of prescriptions filled, and shipments in excess of this number were recorded as deferred revenues. During the fourth quarter of 2006, when product acceptance could be established, the Company began recording revenues on the basis of shipments to its customers, including $2.7 million in deferred Oracea revenues recorded during the third quarter of 2006.  During the fourth quarter of 2006, total deductions from gross sales for estimated product returns, trade cash discounts, government and patient rebates and wholesale distribution fees were approximately 10% of gross sales.

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment” (SFAS 123R). In connection with the application  of SFAS 123R, the Company recognized approximately $800,000, or $0.04 per basic and diluted share, and $3.3 million, or $0.18 per basic and diluted share, of compensation expense associated with employee stock options in the three and twelve months ended December 31, 2006, respectively. As allowed by the Standard, the 2005 financial results do not include compensation expense for employee stock options.

Net loss for the fourth quarter of 2006 was $4.8 million compared to net loss of $6.4 million for the fourth quarter of 2005.  Net loss allocable to common stockholders for the fourth quarter of 2006 was $5.3 million, or $0.28 per basic and diluted share, compared to net loss allocable to common stockholders of $10.5 million, or $0.72 per basic and diluted share, in the fourth quarter of 2005.

Research and development (R&D) expenses in the fourth quarter of 2006 increased to $4.8 million, compared with $2.7 million in the fourth quarter of 2005, and reflected the company’s commitment to invest in its product pipeline.  Selling, general and administrative (S,G&A) expenses increased by  92% to $11.6 million in the fourth quarter of 2006, compared to $6.1 million in the fourth quarter of 2005. The higher S,G&A expenses were due primarily to higher sales and marketing costs related to sales of Oracea, which was launched to the dermatology community in July of 2006.

Colin W. Stewart, president and chief executive officer of CollaGenex, stated, “2006 was a transforming year for CollaGenex as we successfully launched Oracea, the first systemic drug approved for the treatment of rosacea. We exceeded our internal expectations for the number of Oracea prescriptions filled in 2006 and have been very pleased with the response of the dermatology community to this new treatment paradigm. In addition, we continued to advance our pipeline with the completion of the first three dosage arms of our Phase II study for incyclinide for the treatment of acne, initiation of our Phase I clinical trials of COL-118 for the treatment of erythema, or skin redness, and the initiation of Phase II dose-finding trials for incyclinide in rosacea patients.  We look forward to continued progress of our pipeline of innovative compounds and a strong year for Oracea in 2007.”

Nancy C. Broadbent, chief financial officer of CollaGenex, commented, “Our financial results for the year were better than our previously announced financial guidance, primarily as a result of higher than expected net sales of Oracea and lower than expected operating expenses.   Total revenues for 2006 were $26.4 million, including $11.9 million in Oracea net sales, compared to our guidance of $24.0 million, including $9.0 million in Oracea net sales. Oracea inventories in the wholesale distribution channel at December 31, 2006 were less than three weeks of sales.”

Ms. Broadbent continued, “There was approximately $0.6 million of planned R&D expenses in our 2006 guidance that we now expect to spend in 2007 and have incorporated into the 2007 guidance we issued today.  Primarily as a result of higher than anticipated Oracea sales, net loss allocable to common stockholders for 2006 was $0.17 lower per basic and diluted share than our guidance. Our cash, cash equivalents and short-term investments of approximately $65.8 million at December 31, 2006 significantly exceeded our guidance of $20.0 million. This was largely due to the successful completion of our public offering of common stock, which generated $42.5 million in net cash and significantly strengthened our balance sheet in November 2006.”

For the year ended December 31, 2006, net revenues were $26.4 million compared to $26.4 million for the year ended December 31, 2005. Net revenues from the sale of dermatology products were nearly 70% of total net revenues in 2006 compared to 31% in 2005, reflecting the Company’s transition from a dental pharmaceutical company to a company focused on developing and marketing prescription pharmaceutical products for the dermatology market.

Net loss was $33.4 million for the year ended December 31, 2006 compared to net loss of $18.8 million for the year ended December 31, 2005.  Net loss allocable to common stockholders for the year ended December 31, 2006 was $35.4 million, or $1.98 per basic and diluted share, compared to net loss allocable to common stockholders during the year ended December 31, 2005 of $24.2 million, or $1.67 per basic and diluted share.

R&D expenses for the twelve months ended December 31, 2006 increased by 10% to $15.4 million compared to $14.0 million in the corresponding year earlier period, reflecting the Company’s investment in its product development pipeline, including a full year of Phase II dose-ranging studies for incyclinide in acne, the initiation of Phase II dose-ranging studies for incyclinide in rosacea, Phase IV studies for Oracea, formulation development work and the initiation of Phase I clinical studies for COL-118 and formulation development work involving our Restoraderm® foam delivery technology.  S,G&A expenses for the twelve months ended December 31, 2006 increased by 62% to $40.9 million compared to $25.2 million in the corresponding year earlier period, primarily as a result of the expansion of the Company’s dermatology sales force and increases in marketing expenses for Oracea, which was launched to the dermatology community in July of 2006.

2007 Financial Guidance

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. Please see the note regarding Forward-Looking Statements in this release for a description of important risk factors that could cause actual results to differ and refer to CollaGenex’ periodic reports on file with the Securities and Exchange Commission (SEC) for a more complete description of risks.

The Company’s financial guidance for 2007 includes non-cash stock option compensation expense for the year that is estimated to be $3.4 million, primarily as a component of selling, general and administrative expenses, in accordance with SFAS 123 (R).

Total revenues:  Revenues from Oracea, Periostat®, Pandel®, the Atrix products, contract revenues from the Primus products and grant revenue from the previously announced NIH grant are expected to be approximately $64 million in 2007.  This figure includes an estimated $54 million in net sales of Oracea.

Research and development expenses: R&D expense is expected to be about $24 million and invested primarily in the ongoing Phase II dose-ranging studies for incyclinide for the treatment of acne and rosacea, the completion of Phase I clinical studies and initiation of Phase II clinical studies for COL-118 for the treatment of erythema, and various post-approval clinical trials for Oracea.

Selling, general and administrative expenses: S,G&A expenses are expected to be in the range of $50 million.

Net loss allocable to common stockholders is expected to be approximately $19 million, or $0.90 per basic and diluted share, assuming a weighted average common share count of approximately 21,425,000 for 2007.

Cash Burn: CollaGenex anticipates that its cash burn will be about $13 million for 2007, taking into account the anticipated net loss allocable to common stockholders, investing activities and changes in working capital. We anticipate that cash, cash equivalents and short-term investments at December 31, 2007 will total approximately $53.0 million, including the $5.0 million licensing fee that the Company received in 2007 from MediGene for marketing rights to Oracea in Europe and certain other countries.

Conference Call Information

As previously announced, CollaGenex will hold a conference call on Tuesday, March 6, 2007, at 11:00 a.m. Eastern Time to discuss the Company’s fourth quarter 2006 financial results.   Investors and other interested parties may access the conference call by dialing (888) 321-3075 in the U.S. or (973) 582-2855 internationally, or via a live webcast on the Company’s website at www.collagenex.com.

For those who cannot listen to the live webcast, a replay will be available shortly after the call at www.collagenex.com for 90 days.  Additionally, a recording of the call will be available by telephone until midnight Eastern Time on March 13, 2007, by dialing (877) 519-4471 in the U.S. or (973) 341-3080 internationally, and entering access code: 8503555.

About CollaGenex

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on developing and marketing innovative proprietary medical therapies to the dermatology market.  In July 2006, CollaGenex launched Oracea(TM), the first FDA-approved systemic product for the treatment of rosacea, and is conducting a 400-patient, Phase II dose-finding study to evaluate its second dermatology candidate, incyclinide, for the treatment of acne.  CollaGenex is also conducting Phase I clinical trials to evaluate COL-118, a topical compound based on the SansRosa(TM) technology, for the treatment of redness associated with rosacea and other skin disorders. CollaGenex’s professional dermatology sales force also markets Pandel(R), a prescription topical corticosteroid licensed from Altana, Inc., Alcortin(TM) (1% iodoquinol and 2% hydrocortisone), a prescription topical antifungal steroid combination, and Novacort(TM) (2% hydrocortisone acetate and 1% pramoxine HCl), a prescription topical steroid and anesthetic.  Alcortin and Novacort are marketed by the Company under a Promotion and Cooperation agreement with Primus Pharmaceuticals, Inc.

Research has shown that new compounds can be created by chemically modifying certain tetracyclines and that these new compounds have properties that may make them effective in treating diseases involving inflammation and/or destruction of the body’s connective tissues.  CollaGenex is evaluating various of these compounds (so called “IMPACS(TM)” compounds because they are Inhibitors of Multiple Proteases And CytokineS) to assess whether they are safe and effective in these applications.  The Company has a pipeline of innovative product candidates with possible applications in dermatology and other disease states.  In addition, CollaGenex has acquired the Restoraderm(R) technology, a unique, proprietary dermal drug delivery system, and plans to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, net loss and expenses and future cash position, including the fourth quarter of 2006 and for fiscal year 2007, and its future development efforts, including the Company’s clinical and development programs relating to incyclinide and COL-118 and its dermatology franchise and product pipeline, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  CollaGenex is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Periostat® and Restoraderm® are registered trademarks and IMPACS™, SansRosa™  and Oracea™ are  trademarks  of CollaGenex Pharmaceuticals, Inc.

Novacort™ and Alcortin™ are trademarks of Primus Pharmaceuticals, Inc.

Pandel® is a trademark of Taisho Pharmaceuticals.

Atridox®, Atrisorb® and Atrisorb-D® are registered trademarks of Tolmar Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Financial Tables Follow

Consolidated Statement of Operations:

	Three Months Ended December 31,
	2006	2005
	(Unaudited)
Revenues:
Net product sales	$12,762	$2,730
Contract and licenses revenues	370	223
Grant revenues	94	—
Total revenues	13,226	2,953

Operating Expenses:
Cost of product sales	2,162	868
Research and development	4,807	2,749
Selling, general and administrative	11,634	6,067
Total operating expenses	18,603	9,684
Operating loss	(5,377)	(6,731)
Other income (expense):
Interest income	557	324
Interest expense	(10)	—
Net loss	(4,830)	(6,407)

Preferred stock dividend	500	445
Preferred stock restructuring charge	—	3,680

Net loss allocable to common stockholders	$(5,330)	$(10,532)

Net loss per basic and diluted share allocable to common stockholders	$(0.28)	$(0.72)

Weighted average shares used in computing net loss per basic and diluted share allocable to common stockholders	19,212,381	14,646,183

Consolidated Statement of Operations:

	Twelve Months Ended December 31,
	2006	2005
	(Unaudited)
Revenues:
Net product sales	$24,448	$25,736
Contract and licenses revenues	1,454	669
Grant revenues	471	—
Total revenues	26,373	26,405

Operating expenses:
Cost of product sales	5,473	5,885
Research and development	15,394	13,986
Selling, general and administrative	40,925	25,242
Restructuring charge	—	1,184
Total operating expenses	61,792	46,297
Operating loss	(35,419)	(19,892)
Other income (expense):
Interest income	2,001	1,087
Interest expense	(16)	—
Net loss	(33,434)	(18,805)

Preferred stock dividend	1,928	1,727
Preferred stock restructuring charge	—	3,680

Net loss allocable to common stockholders	$(35,362)	$(24,212)

Net loss per basic and diluted share allocable to common stockholders	$(1.98)	$(1.67)

Weighted average shares used in computing net loss per basic and diluted share allocable to common stockholders	17,902,257	14,480,779

Selected Balance Sheet Data:

	December 31,
	2006	2005
	(Unaudited)
Cash and cash equivalents	$46,493	$26,219
Short-term investments	19,337	18,206
Accounts receivable, net	6,071	1,530
Inventories	1,959	630
Prepaid expenses and other current assets	2,416	1,462
Total current assets	76,276	48,047

Non-current assets	2,931	1,118
Total assets	$79,207	$49,165

Current liabilities	16,640	13,404
Long-term liabilities	265	93
Total liabilities	16,905	13,497

Total stockholder’s equity	62,302	35,668
Total liabilities and stockholders’ equity	$79,207	$49,165